EXHIBIT 10.1

QCR HOLDINGS, Inc.

Transitional Employment Agreement

This Transitional Employment Agreement (this “Agreement”) is made and entered into on February 20, 2025 (the “Agreement Date”), by and between QCR Holdings, Inc. (the “Company”) and Larry J. Helling (“Executive,” and, together with the Company, the “Parties”).

Recitals

A.                 Executive is currently employed as Chief Executive Officer of the Company and Cedar Rapids Bank and Trust (the “Bank”), a subsidiary of the Company, pursuant to the terms of that certain employment agreement dated November 19, 2018 (the “Prior Employment Agreement”), by and between the Company and Executive.

B.                  The Company desires, with Executive’s assistance, to implement a succession plan with respect to Executive’s employment, and Executive desires to provide such assistance.

C.                 The Company desires to continue to employ Executive pursuant to the terms of this Agreement, and Executive desires to continue to be employed by the Company pursuant to such terms.

D.                 The Parties have made commitments to each other on a variety of important issues concerning Executive’s employment with the Company, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed, and the financial details relating to any decision that either the Company or Executive may make to terminate this Agreement and Executive’s employment with the Company.

E.                  The Parties desire to enter into this Agreement as of the Agreement Date and, except as otherwise provided herein, to have this Agreement supersede in its entirety the Prior Employment Agreement and all prior employment agreements between the Parties, whether or not in writing, and to have any such prior employment agreements be of no further force and effect, in each case, as of the adjournment of the Company’s annual shareholder meeting occurring in May 2025 (such adjournment of the annual shareholder meeting, referred to herein as, the “Effective Time”; and the date of such annual shareholder meeting, referred to herein as, the “Retirement Date”).

Agreement

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1.                   Prior Agreement. The Prior Employment Agreement shall continue in full force and effect through the Effective Time on the Retirement Date. As of the Effective Time, this Agreement shall supersede and replace any and all prior agreements respecting Executive’s employment by, or service to, the Company as may from time to time have been made by and between the Parties, whether or not in writing, including but not limited to the Prior Employment Agreement; provided, however, that Section 8 (“Restrictive Covenants”) of the Prior Employment Agreement shall continue in full force and effect during the Transition Period (as defined below), as if restated herein, and during the Restrictive Period, as defined in the Prior Employment Agreement; provided, further, that Section 11 (“Mandatory Arbitration”) of the Prior Employment Agreement shall continue in full force and effect, as if restated herein, with respect to any dispute or controversy arising under or in connection with this Agreement; provided, further, that Section 14 (“Regulatory Suspension and Termination”) of the Prior Employment Agreement shall continue in full force and effect, as if restated herein; and provided, further, that any vested benefits due to Executive pursuant to any pension plan, welfare benefit plan or any other employee benefit plan shall continue to be available to Executive subject to the terms and conditions of the applicable plan as may be in effect from time to time. Executive acknowledges and agrees that the execution of this Agreement, and the terms provided herein shall not result in the payment of any severance or other benefits to Executive under the Prior Employment Agreement.

2.                   Transition Period. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ Executive on and following the Effective Time through the eighteen (18)-month anniversary of the Retirement Date (the “Transition Period”). Executive’s employment shall automatically terminate as of the end of the Transition Period, unless terminated earlier in accordance with Section 5 of this Agreement. Executive hereby agrees to continue to remain in the employ of the Company and to provide services to the Company during the Transition Period in accordance with this Agreement, unless sooner terminated as provided herein.

3.                   Titles and Duties.

(a)                Executive shall continue serving as the Chief Executive Officer of the Company and the Bank until the Effective Time under the terms of the Prior Employment Agreement. As of the Effective Time on the Retirement Date, Executive shall resign from all officer and director positions of the Company, the Bank, and their respective affiliates and shall no longer be employed by the Bank.

(b)               During the Transition Period, Executive shall be a non-executive employee serving as Special Advisor to the Company, subject to the direction of the successor Chief Executive Officer of the Company. Executive shall have the duties and responsibilities that may be reasonably assigned to Executive by Executive’s successor, which shall specifically include transitional support to such successor.

(c)                During the Transition Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious, or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of Executive’s successor, inhibit, prohibit, interfere with, or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Company or its affiliates.

4.                   Compensation and Benefits.

(a)                During the Transition Period, Executive shall be entitled to an annual base salary of One Hundred Twenty Thousand Dollars ($120,000), which shall be payable in accordance with the normal payroll practices of the Company then in effect.

(b)               During the Transition Period, Executive shall be eligible to be reimbursed by the Company, on terms that are substantially similar to those that apply to other similarly situated employees of the Company, for reasonable out-of-pocket expenses that are consistent with the Company’s expense reimbursement policy and that are actually incurred by Executive in the promotion of the Company’s business.

(c)                During the Transition Period, the Company shall provide Executive with a laptop computer and any additional technology for Executive’s use solely in performance of his duties under this Agreement and customary technology support and assistance.

(d)               During the Transition Period, if Executive or any of Executive’s dependents become eligible for group health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to any group health plans maintained for active employees of the Company or its affiliates, the Company (or its applicable affiliate) shall provide Executive and those dependents with COBRA continuation coverage for as long as Executive is eligible for and timely elects COBRA coverage, and, in all events, subject to and in accordance with the COBRA rules. In such event, during the Transition Period (but in no event following the end of the Transition Period), while such COBRA coverage is being provided, Executive shall be required to pay the same amount of premiums as Executive was required to pay prior to the commencement of such applicable COBRA coverage. Following the end of the Transition Period, Executive shall be solely responsible for the payment of any applicable COBRA premiums. Such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company or any of its affiliates. In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other group health care plan of a subsequent employer, the Company’s obligations under this Section 4(d) shall cease with respect to the eligible Executive and dependents. Executive and Executive’s dependents must notify the Company of any subsequent employment and eligibility for such coverage.

5.                   Rights upon Termination. Executive or the Company may terminate this Agreement upon thirty (30) days prior written notice to the other Party for any reason. Upon the termination of Executive’s employment for any reason the Company shall pay to Executive (a) all accrued but unpaid salary for Executive’s services through such termination date and, if required by the Company’s applicable policies, all accrued, unused vacation / paid time off through such termination date; and (b) any unreimbursed business expenses incurred by Executive, in accordance with Company policy. Upon the termination of this Agreement for any reason, Executive shall promptly deliver to the Company all materials, equipment, and other property, including, but not limited to, any Company-provided laptop computer or additional technology, provided for Executive’s use by the Company or its affiliates and all tangible documents and other media treated as, or determined to be, confidential by the Company.

6.                   Satisfaction; Severability. Executive acknowledges and agrees that, by entering into this Agreement, Executive is, as of the Effective Time, (a) fully and finally settling any claim or right pursuant to the Prior Employment Agreement, or in connection with any other services Executive provided to the Company or its affiliates, and (b) releases the Company, its affiliates, and their respective representatives, predecessors, and successors from any obligation or liability that each such person or entity has, may have had, or may ever have, whether currently known or unknown, pursuant to the Prior Employment Agreement, or in connection with any other services Executive provided to the Company or its affiliates. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

7.                   Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city, and other taxes as may be required pursuant to any law, governmental regulation or ruling.

8.                   No Assignment. Executive’s rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 8, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

9.                   Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns.

10.               Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.

11.               Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

12.               Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa, without regard to conflicts of law provisions of any jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Agreement Date.

QCR Holdings, Inc.

By:	/s/ Marie Z. Ziegler
Marie Z. Ziegler
Chair, Board of Directors

Executive

By:	/s/ Larry J. Helling
Larry J. Helling